UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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JAKKS Pacific, Inc.

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JAKKS PACIFIC, INC.

22619 PACIFIC COAST HIGHWAY

MALIBU, CA 90265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2013

The Annual Meeting of Stockholders of JAKKS Pacific, Inc. (the “Company”) will be held at the J.W. Marriott Le Merigot Hotel, 1740 Ocean Avenue, Santa Monica, California 90401, on December 6, 2013 at 8:00 a.m. local time, to consider and act upon the following matters:

(1)	To elect 6 directors to serve for the ensuing year.

(2)	To ratify the selection by the Board of Directors of the firm of BDO USA, LLP, as the Company’s independent auditors for the current fiscal year.

(3)	To ratify and approve the amendment to the Company’s 2002 Stock Award and Incentive Plan.

(4)	To conduct an advisory vote on executive compensation.

(5)	To consider a stockholder proposal.

(6)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on October 11, 2013 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors,

Stephen G. Berman,

Secretary

Malibu, California

October 25, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND

SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE

IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE

PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

JAKKS PACIFIC, INC.

22619 PACIFIC COAST HIGHWAY

MALIBU, CA 90265

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2013 Annual Meeting of Stockholders to be held on December 6, 2013, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

The shares of our common stock represented by each proxy will be voted in accordance with the stockholder’s instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. A proxy may be revoked by the stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting in person at the Annual Meeting.

We are mailing this Proxy Statement to our stockholders on or about October 25, 2013, accompanied by our Annual Report to Stockholders for our fiscal year ended December 31, 2012.

Voting Securities and Votes Required

At the close of business on October 11, 2013, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 22,308,574 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

The affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for the ratification of the appointment by the Board of Directors of BDO USA, LLP as our independent auditors for the current fiscal year, and to approve the amendment to our 2002 Stock Award and Incentive Plan and the stockholder proposal, all as hereinafter described.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal No. 4. While our Board and its Compensation Committee will carefully consider the outcome of the vote expressed by our stockholders when making future executive compensation decisions, the vote will not be binding upon them.

A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of October 11, 2013 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership (3)		Percent of Outstanding Shares(4)
Black Rock, Inc.	1,673,664	(5)	7.5
Dimensional Fund Advisors LP	1,851,703	(6)	8.3
Invesco Ltd.	2,582,138	(7)	11.6
FMR LLC	1,300,000	(8)	5.8
The Vanguard Group, Inc.	1,252,276	(9)	5.6
Franklin Resources, Inc.	1,611,060	(10)	7.2
Dr. Patrick Soon-Shiong	5,927,467	(11)	24.9
Stephen G. Berman	421,582	(12)	1.9
John J. (Jack) McGrath	21,215	(13)	*
Joel M. Bennett	37,866		*
Marvin W. Ellin	21,589	(14)	*
Robert E. Glick	75,198	(15)	*
Michael G. Miller	75,198	(16)	*
Murray L. Skala	75,198	(17)	*
Peter F. Reilly	10,248	(18)	*
Leigh Anne Brodsky	9,832	(19)	*
Rex H. Poulsen	6,743	(20)	*
All directors and executive officers as a group (10 persons)	754,669	(21)	3.4%

*	Less than 1% of our outstanding shares.

(1)	Unless otherwise indicated, such person’s address is c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265.

(2)	The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after October 11, 2013. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such shares.

(4)	Does not include any shares of common stock issuable upon the conversion of $39.0 million of our 4.50% convertible senior notes due 2014, initially convertible at the rate of 63.2091 shares of common stock per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the notes) nor any shares of common stock issuable upon the conversion of $100.0 million of our 4.25% convertible senior notes due 2018, initially convertible at the rate of 114.3674 shares of common stock per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the notes).

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 8, 2013.

(6)	The address of Dimensional Fund Advisors LP (formerly known as Dimensional Fund Advisors, Inc.) is Palisades West, Building One, 6300 Bee Cove Road, Austin, TX 78746. Possesses sole voting power over 1,825,267 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 11, 2013.

(7)	The address of Invesco Ltd. is 1555 Peachtree Street NE; Atlanta, GA 30309. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on August 9, 2013.

(8)	The address of FMR LLC is 245 Summer Street, Boston, MA 02210. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on August 12, 2013.

(9)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. Possesses sole voting power with respect to 33,738 of such shares, sole dispositive power to 1,219,638 shares and shared dispositive power with respect to 32,638 of such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 11, 2013.

(10)	The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. Sole voting and dispositive power is held by Franklin Templeton Investments Corp. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 5, 2013.

(11)	The address of Dr. Patrick Soon-Shiong is 10182 Culver Blvd., Culver City, CA 90232. Includes 1,500,000 shares underlying a warrant owned by an affiliate. Except for 239,622 shares, and the shares underlying the warrant, all of the shares are owned jointly with California Capital Z, LLC. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13D/A filed on July 22, 2013.

(12)	Includes 279,553 shares of common stock issued on January 1, 2013 pursuant to the terms of Mr. Berman’s January 1, 2003 Employment Agreement (as last amended on September 21, 2012), which shares are further subject to the terms of our January 1, 2013 Restricted Stock Award Agreement with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to all 279,553 shares unless certain conditions precedent are met prior to January 1, 2014, as described in the Berman Agreement, whereupon the forfeited shares will become authorized but unissued shares of our common stock. Also includes 18,238 shares granted on February 11, 2011 representing the stock component of his 2010 performance bonus which vest in seven tranches over six years, with each of the first six tranches equal to 14.5% of the total grant, and a seventh tranche equal to 13% of the total grant. The initial tranche vested on February 11, 2011 with each succeeding tranche vesting on January 1 of each year commencing with January 1, 2012 with the final tranche vesting on January 1, 2017. Also includes 2,726 shares remaining of the 4,089 shares granted on February 11, 2011 for his 2010 discretionary bonus, which shares vest on December 31, 2013.

(13)	Includes 5,990 shares of common stock issued on January 1, 2013 pursuant to the terms of Mr. McGrath’s March 4, 2010 Employment Agreement (as amended on August 23, 2011), which shares are further subject to the terms of our January 1, 2013 Restricted Stock Award Agreement with Mr. McGrath (the “McGrath Agreement”). The McGrath Agreement provides that Mr. McGrath will forfeit his rights to all 5,990 shares unless certain conditions precedent are met prior to January 1, 2014, as described in the McGrath Agreement, whereupon the forfeited shares will become authorized but unissued shares of our common stock. Also includes 11,192 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 5,909 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to December 31, 2013.

(14)	Consists of 21,589 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 7,914 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2014.

(15)	Includes 22,500 shares which Mr. Glick may purchase upon the exercise of certain stock options and 52,698 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 7,914 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2014.

(16)	Includes 22,500 shares which Mr. Miller may purchase upon the exercise of certain stock options and 52,698 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 7,914 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2014.

(17)	Includes 22,500 shares which Mr. Skala may purchase upon the exercise of certain stock options and 52,698 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 7,914 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2014.

(18)	Consists of 10,248 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 7,914 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2014.

(19)	Consists of 9,832 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 7,914 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2014.

(20)	Consists of 6,743 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 6,743 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2014.

(21)	Includes an aggregate of 67,500 shares which the directors and executive officers may purchase upon the exercise of certain stock options.

ELECTION OF DIRECTORS

(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as a director is his name, age, and position with us, the Committee of the Board upon which he currently sits, his principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

Name	Age	Position with the Company	Board Committee Membership

Stephen G. Berman	49	Chief Executive Officer, President, Secretary and Director	-
Robert E. Glick	68	Director	Compensation (Chairman), Nominating and Corporate Governance (Chairman)
Michael G. Miller	66	Director	Compensation and Audit
Murray L. Skala	66	Director	-
Peter F. Reilly	49	Director	Audit
Rex H. Poulsen	62	Director	Audit (Chairman)

 Stephen G. Berman has been our Chief Operating Officer (until August 23, 2011) and Secretary and one of our directors since co-founding JAKKS in January 1995. From February 17, 2009 through March 31, 2010 he was also our Co-Chief Executive Officer and has been our Chief Executive Officer since April 1, 2010.  Since January 1, 1999, he has also served as our President. From our inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

Robert E. Glick has been one of our directors since October 1996. For more than 20 years and until May, 2007, Mr. Glick was an officer, director and principal stockholder in a number of privately-held companies which manufacture and market women’s apparel.  Since May 2007, Mr. Glick has been a consultant to various apparel companies, including a publicly-held company that manufactures and markets women’s apparel.

 Michael G. Miller has been one of our directors since February 1996. From 1979 until May 1998, Mr. Miller was President and a director of a group of privately-held companies, including a list brokerage and list management consulting firm, a database management consulting firm, and a direct mail graphic and creative design firm. Mr. Miller’s interests in such companies were sold in May 1998. Mr. Miller is currently President of Zenith Technologies, LLC, a private home appliance manufacturer.

 Murray L. Skala has been one of our directors since October 1995. Since 1976, Mr. Skala has been a partner of the law firm Feder Kaszovitz LLP, our general counsel.

 Peter F. Reilly has been one of our directors since April 21, 2012. Mr. Reilly has been the president and chief operating officer of Strategic Industries, LLC (“Strategic”) since 2007 and prior thereto was its chief financial officer from 2000 to 2007. Strategic is a diversified holding and management company operating in the automotive products and consumer product segments. Prior to joining Strategic, from 1991 to 2000, Mr. Reilly served in various senior financial positions of various entities affiliated with U.S. Industries, Inc. and Hanson Industries, PLC. Mr. Reilly began his career at Ernst & Young LLP as an auditor from 1986 to 1991. Mr. Reilly also serves on the boards of directors of several private companies and has previously served on the board of directors of Dura Automotive Systems, Inc. and Jackson Hewitt Tax Service Inc. Mr. Reilly is a Certified Public Accountant (Inactive). He received his Bachelor of Arts degree in Accounting from Rutgers University in 1986.

   Rex H. Poulsen has been a director since December 26, 2012. Mr. Poulsen is currently a partner in the Glendale, California office of Hutchinson and Bloodgood LLP, a regional certified public accounting and consulting firm registered with the PCAOB.  Mr. Poulsen has been continuously licensed as a Certified Public Accountant since 1974, and has spent most of his career with public accounting firms as an independent auditor of both private and publicly-held companies.  Mr. Poulsen also has extensive experience in assisting companies in the areas of due diligence, valuation, and other services related to the purchase and sale of businesses, as well as providing services in connection with litigation matters including forensic accounting  assignments and expert witness testimony.   Mr. Poulsen received a Bachelor of Science degree in Accounting from Weber State University in 1973, and is a member of the American Institute of Certified Public Accountants.

Marvin W. Ellin has been one of our directors since October 2010, but for personal reasons has declined to be nominated as a director at the 2013 annual meeting. Leigh Anne Brodsky has been one of our directors since May 8, 2012, but for personal reasons has declined to be nominated as a director at the 2013 annual meeting.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Nominating and Corporate Governance Committee observes the following guidelines, among other considerations: (i) the Board must include a majority of independent directors; (ii) each candidate shall be selected without regard to age, sex, race, religion or national origin; (iii) each candidate should have the highest level of personal and professional ethics and integrity and have the ability to work well with others; (iv) involvement only in activities or interests that do not conflict or interfere with the proper performance of the responsibilities of a director; (v) each candidate should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (vi) each candidate should have sufficient time available, and a willingness to devote the necessary time, to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials. The Chairman of the Board of Directors, if in office, and Chief Executive Officer will interview such candidate. The Nominating and Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Nominating and Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

With respect to nominating existing directors, the Nominating and Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

The Board of Directors does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

The Board of Directors has identified the following qualifications, attributes, experience, and skills that are important to be represented on the Board as a whole: (i) management, leadership and strategic vision; (ii) financial expertise; (iii) marketing and consumer experience; and (iv) capital management.

A majority of our directors are “independent,” as defined under the rules of the Nasdaq Stock Market. Such independent directors are currently Messrs. Glick, Miller, Ellin, Reilly and Poulsen and Ms. Brodsky. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Our officers are elected annually by our Board of Directors and serve at its discretion. Except for Messrs. Ellin, Reilly and Poulsen and Ms. Brodsky, all of our current independent directors have served as such for more than the past five years. Our directors were initially selected for their experience as businessmen (Glick, Miller and Reilly) or financial expertise (Ellin, Reilly and Poulsen) or industry experience (Brodsky). We believe that our board is best served by benefiting from this blend of business and financial expertise and experience. Our remaining directors consist of our chief executive officer (Berman) who brings management’s perspective to the board’s deliberations and, our longest serving director (Skala), who, as an attorney with many years of experience advising businesses, is able to provide guidance to the board from a legal perspective.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and business strategy. While the Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals, it nonetheless strongly believes that risk taking must be closely monitored.

The Board has implemented the following risk oversight framework: (i) know the major risks inherent in the Company’s business and strategy and compensation policies; (ii) evaluate risk management processes; (iii) encourage open and regular communication about risks between management and the Board; and (iv) cultivate a culture of integrity and risk awareness.

While the Board oversees risk, management is responsible for managing risk. We have developed internal processes to identify and manage risk and communicate appropriately with the Board. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are encouraged to communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through its designated and established Committees, which play significant roles in carrying out the risk oversight function. At the initial meeting of the Board of Directors following this annual meeting, the elected directors will review the composition of its various committees in light of the reduced size of the Board of Directors. All of our Committees meet regularly and report back to the full Board. The risk oversight functions are allocated among our Committees as follows:

•	The Audit Committee is responsible for overseeing risks associated with the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and meets separately with representatives of the Company’s independent accounting firm.

•	The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation philosophy and programs.

•	The Nominating and Governance Committee is responsible for overseeing risks related to evolving governance legislation and trends.

Board Leadership Structure; Executive Sessions

Historically, our board structure featured (i) a combined Chairman of the Board and Chief Executive Officer, and (ii) non- management, active and effective directors of equal importance and with an equal vote. We believe the company and its shareholders were well served by having the company’s founder, Jack Friedman, serve as both Chairman of the Board and Chief Executive Officer. Since Mr. Friedman’s untimely passing in May 2010 we have not selected a Chairman to succeed him. The board is taking this opportunity to reevaluate its structure and may, following the election of the directors at the 2013 annual meeting, implement a new structure going forward. Regardless of the structure, the board intends to continue its current practice of having non-management Board members meet without management present at regularly scheduled executive sessions. Also, at least once a year, such meetings may include only the independent members of the Board.

Committees of the Board of Directors

We have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

In addition to the risk oversight function described above, the primary functions of the Audit Committee are to select or to recommend to our Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review, and to assess the scope and quality of, our outside auditor’s services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to review the adequacy of our system of internal accounting controls. Messrs. Poulsen, Glick, Ellin and Reilly are the current members of the Audit Committee, are each “independent” (as that term is defined in NASD Rule 4200(a)(14)), and are each able to read and understand fundamental financial statements. Mr. Poulsen, our audit committee financial expert, is the Chairman of the Audit Committee and possesses the financial expertise required under Rule 401(h) of Regulation SK of the Act and NASD Rule 4350(d)(2). He is further “independent”, as that term is defined under Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee that will possess the financial expertise required under NASD Rule 4350(d)(2). Our Board has adopted a written charter for the Audit Committee and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis. The full text of the charter is available on our website at www.jakks.com .

Compensation Committee

In addition to the risk oversight function described above, the functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our 2002 Stock Award and Incentive Plan (the “2002 Plan”). Messrs. Glick (Chairman), and Miller and Ms. Brodsky are the current members of the Compensation Committee. The Board has determined that each of them is “independent,” as defined under the applicable rules of the Nasdaq Stock Market. A copy of the Compensation Committee’s Charter is appended hereto. Executive officers that are members of our Board make recommendations to the Compensation Committee with respect to the compensation of other executive officers that are not on the Board. Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals.

The Compensation Committee also annually reviews the overall compensation of our executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2012, FWC presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. FWC also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each executive officer’s compensation. FWC also provided guidance to the Compensation Committee with respect to the terms of Mr. Berman’s amended and restated employment agreement (see “ - Employment Agreements”). Inasmuch as Mr. Berman’s salary and bonuses and/or bonus criteria for 2011 were contained within the new restated and amended employment agreement, the Compensation Committee did not consult with FWC in 2011 regarding Mr. Berman’s bonus for 2011, but did do so in 2012 with respect to determination of a portion of his bonus criteria for 2012.

Nominating and Corporate Governance Committee

In addition to the risk oversight function described above, the functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our Board of Directors, including those recommended by our stockholders. Messrs. Glick (Chairman), Ellin and Ms. Brodsky are the current members of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.jakks.com . The Board has determined that each member of this Committee is “independent,” as defined under the applicable rules of the Nasdaq Stock Market. For instructions on how stockholders may submit recommendations for director nominees to our Nominating and Corporate Governance Committee, see “Stockholder Communications,” below.

The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. The Nominating and Corporate Governance Committee is also considering the need for the role of Chairman of the Board and if the position is reestablished, its relation to the Chief Executive Officer. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If that Committee thinks it is in our best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2012 through December 31, 2012, the Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each met or acted without a meeting pursuant to unanimous written consent twenty five times, seven times, fifteen times, and six times, respectively. All directors attended at least 75% of all board meetings and committee meetings of which they are members.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All of the directors then serving and nominated for re-election attended our 2012 Annual Stockholder Meeting.

Stockholder Communications

Stockholders interested in communicating with our Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2013 Annual Meeting,” below. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Nominating and Corporate Governance Committee.

Code of Ethics

We have a Code of Ethics (which we call a code of conduct) that applies to all our employees, officers and directors. This code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. This code is posted on our website, www.jakks.com . We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

Executive Officers

Our executive officers are elected by our Board of Directors and serve pursuant to the terms of their respective employment agreements. One of our executive officers, Stephen G. Berman, is also a director of the Company. See the section above entitled “Nominees” for biographical information about this officer. The other current executive officers are Joel M. Bennett, our Executive Vice President and Chief Financial Officer and John (Jack) McGrath, our Executive Vice President and Chief Operating Officer.

Joel M. Bennett, 51, joined us in September 1995 as Chief Financial Officer and was given the additional title of Executive Vice President in May 2000. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including as Controller of Warner Brothers Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, Mr. Bennett was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From August 1986 to June 1991, Mr. Bennett held various financial management positions at The Walt Disney Company, including Senior Manager of Finance for its international television syndication and production division. Mr. Bennett began his career at Ernst & Young LLP as an auditor from August 1983 to August 1986. Mr. Bennett holds a Bachelor of Science degree in Accounting and a Master of Business Administration degree in Finance and is a Certified Public Accountant (inactive).

John J. (Jack) McGrath, 48, became our Chief Operating Officer on August 23, 2011. Prior thereto he was our Executive Vice President of Operations, which position he has held since December 2007. Mr. McGrath was our Vice President of Marketing from 1999 to August 2003 and became a Senior Vice President of Operations in August 2003 and Executive Vice President of Operations in December 2007. From January 1992 to December 1998, Mr. McGrath was Director of Marketing at Mattel Inc. and prior thereto he was a PFC in the U.S Army. Mr. McGrath holds a Bachelor of Science degree in Marketing.

Certain Relationships and Related Transactions

 One of our directors, Murray L. Skala, is a partner in the law firm of Feder Kaszovitz LLP, which has performed, and is expected to continue to perform, legal services for us. In 2012, we incurred approximately $2.9 million for legal fees and $0.4 million in reimbursed expenses payable to that firm. As of December 31, 2011 and 2012, legal fees and reimbursed expenses of $0.8 million and $0.5 million, respectively, were payable to this law firm.

Pursuant to our Code of Conduct (a copy of which may be found on our website, www.jakks.com), all of our employees are required to disclose to our General Counsel, the Board of Directors or any committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Code of Ethics also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all of our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

Legal Proceedings

We are a party to, and certain of our property is the subject of, various pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2012 and Forms 5 and amendments thereto furnished to us with respect to 2012, during 2012, each of our directors and executive officers untimely filed one report on Form 4 reporting one late transaction.  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2012 and Forms 5 and amendments thereto furnished to us with respect to 2012, all other Forms 3, 4 and 5 required to be filed during 2012 were done so on a timely basis

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe that a strong management team comprised of highly talented individuals in key positions is critical to our ability to deliver sustained growth and profitability, and our executive compensation program is an important tool for attracting and retaining such individuals. We also believe that our most important resource is our people. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets or proprietary technology, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain superior operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry. Therefore, we believe it is vital that our named executive officers receive an aggregate compensation package that is both highly competitive with the compensation received by similarly-situated executive officers at peer group companies, and also reflective of each individual named executive officer’s contributions to our success on both a long-term and short-term basis. As discussed in greater depth below, the objectives of our compensation program are designed to execute this philosophy by compensating our executives at the top quartile of their peers.

Our executive compensation program is designed with three main objectives:

●	to offer a competitive total compensation opportunity that will allow us to continue to retain and motivate highly talented individuals to fill key positions;

●	to align a significant portion of each executive’s total compensation with our annual performance and the interests of our stockholders; and

●	reflect the qualifications, skills, experience and responsibilities of our executives

Administration and Process

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee receives legal advice from our outside general counsel and has retained Frederick W. Cook & Co., Inc. (“FWC), a compensation consulting firm, which provides advice directly to the Compensation Committee. Historically, the base salary, bonus structure and the long-term equity compensation of our executive officers are governed by the terms of their individual employment agreements (see “-Employment Agreements and Termination of Employment Arrangements”) and we expect that to continue in the future. With respect to our chief executive officer and president and our chief operating officer the Compensation Committee, with input from FWC, establishes target performance levels for incentive bonuses based on a number of factors that are designed to further our executive compensation objectives, including our performance, the compensation received by similarly-situated executive officers at peer group companies, the conditions of the markets in which we operate and the relative earnings performance of peer group companies.

Historically, a factor given considerable weight in establishing bonus performance criteria is Adjusted EPS which is the net income per share of our common stock calculated on a fully-diluted basis in accordance with GAAP, applied on a basis consistent with past periods, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items.

As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangements”), pursuant to the terms of Mr. Berman’s amended and restated 2010 employment agreement, with respect to 2012, during the first quarter, the Compensation Committee established the targeted level of our Adjusted EPS (as defined below) growth, and the corresponding bonus levels, as a percentage of base salary, Mr. Berman earns if the target is met. Pursuant to the terms of his employment agreement as in effect on January 1, 2012, this bonus is capped at a maximum of 200% of base salary, although the Compensation Committee has the authority, in its discretion, to increase the maximum. The Compensation Committee also has wide discretion to set the target levels of Adjusted EPS and it works together with FWC to establish target levels that will accomplish the general objectives outlined above of also promoting growth and alignment with our shareholders’ interests.  Mr. Berman’s agreement as in effect on January 1, 2012 also provides for an additional annual performance bonus capped at a maximum of 100% of base salary, payable solely in shares of restricted stock, which can be earned by Mr. Berman if the Company’s performance meets certain criteria established by the Compensation Committee during the first quarter.  In addition, Mr. Berman’s agreement as in effect on January 1, 2012 provided for an annual grant of $500,000 of restricted stock, the initial vesting of which depended solely on EPS targets established in the agreement; if initial vesting occurred, then the restricted stock vested over time.

Pursuant to a September 2012 amendment to Mr. Berman’s employment agreement, commencing in 2013, his annual bonus has been restructured so that part of it is now capped at 300% of his base salary and the performance criteria and vesting are solely within the discretion of the Compensation Committee, which will establish all of the criteria during the first quarter of each fiscal year for that year’s bonus, based upon financial and non-financial factors selected by the Compensation Committee, and another part of his annual performance bonus will be based upon the success of a joint venture entity we initiated in September 2012.  The portion of the bonus equal to 200% of base salary is payable in cash and the balance in restricted stock vesting over three years.  In addition, the annual grant of $500,000 of restricted stock was changed to $3,500,000 of restricted stock and the vesting criteria was also changed from being solely based upon established EPS targets to being based upon performance standards established by the Compensation Committee during the first quarter of each year.

On August 23, 2011 we entered into an amended employment agreement with John J. (Jack) McGrath whereby he became Chief Operating Officer. As disclosed in greater detail below, Mr. McGrath’s employment agreement also provides for fixed and adjustable bonuses payable based upon adjusted EPS, which targets are set in the agreement, based upon input from FWC, with the adjustable bonus capped at a maximum of 125% of base salary.

While the Compensation Committee does not establish target performance levels for our chief financial officer, it does consider similar factors when determining such officer’s bonus. The employment agreement for Mr. Bennett expires on December 31, 2013 and from January 1, 2010 through October 20, 2011 Mr. Bennett was an employee at will until his entry into a new employment agreement dated October 21, 2011. Prior to its expiration, the agreement authorized our Compensation Committee and Board of Directors to award an annual bonus to Mr. Bennett in an amount up to 50% of his salary as the Committee or Board determined in its discretion and also gave the Compensation Committee and the Board the discretionary authority to pay Mr. Bennett additional incentive compensation as it determined. Mr. Bennett’s new employment agreement does not contain a limitation on the percentage of salary that can be granted as a bonus.

The current employment agreements with our named executive officers also gives the Compensation Committee the authority to award additional compensation to each of them as it determines in its sole discretion based upon criteria it establishes.

The Compensation Committee also annually reviews the overall compensation of our named executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2012, FWC presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. FWC also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each named executive officer’s compensation.

Peer Group

One of the factors considered by the Compensation Committee is the relative performance and the compensation of executives of peer group companies. The peer group is comprised of a group of the companies selected in conjunction with FWC that we believe provides relevant comparative information, as these companies represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period.  The composition of the peer group is reviewed annually and companies are added or removed from the group as circumstances warrant. For the last fiscal year, the peer group companies utilized for executive compensation analysis, which remained the same as in the previous year (except that THQ Inc. is no longer included since it filed for the protection of the bankruptcy laws), were:

●	Activision, Inc.
●	Electronic Arts, Inc.
●	Hasbro, Inc.
●	Leapfrog Enterprises, Inc.
●	Mattel, Inc.
●	Kid Brands, Inc.
●	Take-Two Interactive, Inc.

Elements of Executive Compensation

The compensation packages for the Company’s senior executives have both performance-based and non-performance based elements. Based on its review of each named executive officer’s total compensation opportunities and performance, and our performance, the Compensation Committee determines each year’s compensation in the manner that it considers to be most likely to achieve the objectives of our executive compensation program. The specific elements, which include base salary, annual cash incentive compensation and long-term equity compensation, are described below.

The Compensation Committee has negative discretion to adjust performance results used to determine annual incentive and the vesting schedule of long-term incentive payouts to the named executive officers.  The Compensation Committee also has discretion to grant bonuses even if the performance targets were not met.

 Base Salary

Mr. Berman received compensation in 2012 pursuant to the terms of his employment agreement; Mr. McGrath became an executive officer on August 23, 2011 pursuant to the terms of an amendment to his employment agreement and Mr. Bennett was an employee at will until entry into a new employment agreement on October 21, 2011.  As discussed in greater detail below, the employment agreement for Mr. Berman was to expire on December 31, 2010 and Mr. Bennett’s employment agreement expired on December 31, 2009.  Effective November 11, 2010, Mr. Berman entered into an amended and restated employment agreement. Pursuant to the terms of their employment agreements as in effect on December 31, 2012, Messrs. Berman, McGrath, and Bennett each receive a base salary which is increased automatically each year by $25,000 for Mr. Berman and $15,000 for each of Messrs. McGrath and Bennett pursuant to the terms of their respective employment agreements. Mr. Bennett’s prior employment agreement, which expired in 2009, did not provide for automatic annual increases in base salary.  Any further increase in base salary, as the case may be, is determined by the Compensation Committee based on a combination of two factors. The first factor is the Compensation Committee’s evaluation of the salaries paid in peer group companies to executives with similar responsibilities. The second factor is the Compensation Committee’s evaluation of the executive’s unique role, job performance and other circumstances. Evaluating both of these factors allows us to offer a competitive total compensation value to each individual named executive officer taking into account the unique attributes of, and circumstances relating to, each individual, as well as marketplace factors. This approach has allowed us to continue to meet our objective of offering a competitive total compensation value and attracting and retaining key personnel. Based on its review of these factors, the Compensation Committee determined not to increase the base salary of each of Messrs. Berman, McGrath and Bennett above the contractually required minimum increase in 2012 as unnecessary to maintain our competitive total compensation position in the marketplace.

Annual Cash Incentive Compensation

The function of the annual cash bonus is to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. This purpose is in keeping with our compensation program’s objective of aligning a significant portion of each executive’s total compensation with our annual performance and the interests of our shareholders.

The employment agreements as in effect on January 1, 2012 for Messrs. Berman and McGrath provided for an incentive cash bonus award based on a percentage of each participant’s base salary if the performance goals set by the Compensation Committee are met for that year.  The employment agreements mandated that the specific criteria to be used is growth in earnings per share and the Compensation Committee sets the various target thresholds to be met to earn increasing amounts of the bonus up to a maximum of 200% of base salary for Mr. Berman and 125% for Mr. McGrath, although the Compensation Committee has the ability to increase the maximum in its discretion.   During 2011, Messrs. Berman and McGrath were not entitled to a bonus based upon the target thresholds incorporated into their respective employment agreements.  Commencing in 2012, the Compensation Committee is required to meet to establish criteria for earning the annual performance bonus (and with respect to Mr. Berman, any additional annual performance bonus) during the first quarter of the year.

The employment agreements as in effect on January 1, 2012 for Messrs. Berman, McGrath and Bennett contemplate that the Compensation Committee may grant discretionary bonuses in situations where, in its sole judgment, it believes they are warranted.  The Compensation Committee approaches this aspect of the particular executive’s compensation package by looking at the other components of the executive’s aggregate compensation and then evaluating if any additional compensation is appropriate to meet our compensation goals.  As part of this review, the Compensation Committee, with significant input from FWC, collects information about the total compensation packages in our peer group and various indicia of performance by the peer group such as sales, one-year sales growth, net income, one-year net income growth, market capitalization, size of companies, one- and three-year stockholder returns, etc. and then compares such data to our corresponding performance data.  The Compensation Committee did not approve any discretionary bonuses for 2012.

Long-Term Compensation

Long-term compensation is an area of particular emphasis in our executive compensation program, because we believe that these incentives foster the long-term perspective necessary for our continued success.  Again, this emphasis is in keeping with our compensation program objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the interests of our shareholders.

Historically, our long-term compensation program has focused on the granting of stock options that vested over time.  However, commencing in 2006 we began shifting the emphasis of this element of compensation and we currently favor the issuance of restricted stock awards.  The Compensation Committee believes that the award of full-value shares that vest over time is consistent with our overall compensation philosophy and objectives as the value of the restricted stock varies based upon the performance of our common stock, thereby aligning the interests of our executives with our shareholders.  The Compensation Committee has also determined that awards of restricted stock are anti-dilutive as compared to stock options inasmuch as it feels that less restricted shares have to be granted to match the compensation value of stock options.

Mr. Berman’s 2010 amended and restated employment provides for annual grants of $500,000 of restricted stock which vest in equal annual installments through January 1, 2017, which is one year following the life of the agreement, subject to meeting the 3% vesting condition, as defined in the agreement.  (As described in greater detail below, pursuant to the 2012 amendment, commencing in 2013, this bonus will be changed to $3,500,000 of restricted stock to be earned based upon performance targets established by the Compensation Committee during the first quarter of each year.) Mr. McGrath’s amended employment agreement provides for annual grants of $75,000 of restricted stock which vests in equal installments over three years subject to meeting certain EPS milestones.  The Company did not meet the vesting requirements contained in either employment agreement for 2012 so both of Messrs. Berman and McGrath forfeited their stock awards for 2012.  As explained in greater detail below (see “Employment Agreements and Termination of Employment Arrangements”), Mr. Berman’s employment agreement also provides for an annual performance bonus.  The specific criteria for determining such bonus is contained in the employment agreement for 2010 and 2011.  Commencing in 2012, the criteria for earning such bonus are to be established by the Compensation Committee.  This bonus, if earned, is payable partially in cash and partially in shares of restricted common stock.  Mr. Berman’s agreement also provides for an additional annual performance bonus, payable solely in shares of restricted stock, which can be earned by Mr. Berman if the Company’s performance meets certain criteria to be established by the Compensation Committee during the first quarter of each year.

After a review of all of the factors discussed above, the Compensation Committee determined that, in keeping with our compensation objectives, Mr. Berman was not awarded a bonus for 2012.

 Other Benefits and Perquisites

Our executive officers participate in the health and dental coverage, life insurance, paid vacation and holidays, 401(k) retirement savings plans and other programs that are generally available to all of the Company’s employees.

The provision of any additional perquisites to each of the named executive officers is subject to review by the Compensation Committee.  Historically, these perquisites include payment of an automobile allowance and matching contributions to a 401(k) defined contribution plan.  In 2012, the named executive officers were granted the following perquisite:  automobile allowance.  We value perquisites at their incremental cost to us in accordance with SEC regulations.

We believe that the benefits and perquisites we provide to our named executive officers are within competitive practice and customary for executives in key positions at comparable companies. Such benefits and perquisites serve our objective of offering competitive compensation that allows us to continue to attract, retain and motivate highly talented people to these critical positions, ultimately providing a substantial benefit to our shareholders.

Change of Control/Termination Agreements

We recognize that, as with any public company, it is possible that a change of control may take place in the future.  We also recognize that the threat or occurrence of a change of control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation.  We further believe that it is essential and in our best interest and the interests of our shareholders to retain the services of our key management personnel in the event of the threat or occurrence of a change of control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, which is consistent with our general compensation philosophy, the employment agreement for named chief executive officers contain provisions which guarantee specific payments and benefits upon a termination of employment without good reason following a change of control of the Company.  In addition, the employment agreements also contain provisions providing for certain lump-sum payments in the event the executive is terminated without “cause” or if we materially breach the agreement leading the affected executive to terminate the agreement for good reason.

Additional details of the terms of the change of control agreements and termination provisions outlined above are provided below.

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies like us from deducting certain compensation to any one named executive officer in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included for purposes of arriving at the $1,000,000.

The Company, through the Compensation Committee, intends to attempt to qualify executive compensation as tax deductible to the extent feasible and where it believes it is in our best interests and in the best interests of our shareholders. However, the Compensation Committee does not intend to permit this arbitrary tax provision to distort the effective development and execution of our compensation program. Thus, the Compensation Committee is permitted to and will continue to exercise discretion in those instances in which mechanistic approaches necessary to satisfy tax law considerations could compromise the interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Compensation Risk Management

As part of its annual review of our executive compensation program, the Compensation Committee reviews with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, to determine if such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and its compensation recoupment policy.  The Compensation Committee also considered our internal control structure which, among other things, limits the number of persons authorized to execute material agreements, requires approval of our board of directors for matters outside of the ordinary course and its whistle blower program.  Based upon the above, the Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Impact of Shareholder Advisory Vote

At our 2012 annual meeting, our shareholders approved our current executive compensation with over 58% of all shares actually voting on the issue (over 46% of all outstanding shares whether or not voting) affirmatively giving their approval.  Accordingly, we believe that this vote ratifies our executive compensation philosophy and policies, as currently adopted and implemented, and we intend to continue such philosophy and policies.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2012. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be furnished in the annual report on Form 10-K for the year ended December 31, 2012.

By the Compensation Committee of the Board of Directors:

Robert E. Glick, Chairman
Michael G. Miller, Member
Leigh Anne Brodsky, Member

Summary Compensation Table – 2010-2012

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Stephen G. Berman	2012	1,165,000	―	―		—	—	—	30,500	1,195,500
Chief Executive Officer,	2011	1,140,000	―	―		—	—	—	34,500	1,174,500
President and Secretary	2010	1,115,000	1,413,000	1,863,900	(1) (2)	—	—	—	18,000	4,409,900

John J. McGrath	2012	615,000	—			—			26,900	641,900
Chief Operating Officer	2011	539,973	―	―		—	—	—	29,400	569,373

Joel M. Bennett	2012	435,000	―	—		—	—	—	24,500	459,500
Executive Vice	2011	420,000	—	—		—	—	—	34,000	454,000
President and Chief Financial Officer	2010	420,000	100,000	―		—	—	—	12,000	532,000

(1)	Pursuant to the 2002 Plan, on January 1, 2010, 120,000 shares of restricted stock were granted to the Named Officer, all of which were scheduled to vest on January 1, 2011 if we met certain financial criteria. This criteria was met and Mr. Berman’s shares vested on such date.

(2)	Also includes 18,238 shares which vest in seven annual tranches (the first six equal to 14.5% of grant and the last equal to 13%) over six years; and 4,089 shares which vest in three equal tranches on December 31, 2011, 2012 and 2013.

(3)	Represents automobile allowances paid in the amount of $18,000 and $12,000 to each of Messrs. Berman and Mr. Bennett respectively, for 2010, 2011 and 2012 and $12,900 and $14,400 to Mr. McGrath for 2011 and 2012, respectively; amount also includes matching contributions made by us to the Named Officer’s 401(k) defined contribution plan in the amount of nil, $16,500 and $12,500, respectively, for Mr. Berman for 2010, 2011 and 2012, nil, $22,000 and $12,500, respectively, for Mr. Bennett for 2010, 2011 and 2012 and $16,500 and $12,500 to Mr. McGrath for 2011 and 2012, respectively. See “Employee Pension Plan.”

The following table sets forth certain information regarding all equity-based compensation awards outstanding as of December 31, 2012 by the Named Officers:

Outstanding Equity Awards At Fiscal Year-end - 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen G. Berman	—	—	—	—	—	10,304	$129,006	—	—

John J. (Jack) McGrath	—	—	—	—	—	5,909	$73,981	—	—

Joel M. Bennett	—	—	—	—	—	—	—	—	—

(1)	The product of (x) $12.52 (the closing sale price of the common stock on December 31, 2012) multiplied by (y) the number of unvested restricted shares outstanding.

The following table sets forth certain information regarding amount realized upon the vesting and exercise of any equity-based compensation awards during 2012 by the Named Officers:

Options Exercises And Stock Vested - 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Stephen G. Berman	—	—	—	—

John J. (Jack) McGrath	—	—	—	—

Joel M. Bennett	—	—	—	—

(1)	Represents the product of (x) the closing sale price of the common stock on the date of vesting multiplied by (y) the number of restricted shares vested.

Potential Payments upon Termination or Change in Control

 The following tables describe potential payments and other benefits that would have been received by each Named Officer at, following or in connection with any termination, including, without limitation, resignation, severance, retirement or a constructive termination of such Named Officer, or a change in control of our Company or a change in such Named Officer’s responsibilities on December 31, 2012.  The potential payments listed below assume that there is no earned but unpaid base salary at December 31, 2012.

 Stephen G. Berman

	Upon Retirement	Quits For “Good Reason” (2)	Upon Death	Upon “Disability” (3)	Termination Without “Cause”	Termination For “Cause” (4)	Involuntary Termination In Connection with Change of Control(5)
Base Salary	$-	$6,990,000	$-	$-	$6,990,000	$-	$11,819,056	(6)
Restricted Stock - Performance-Based	-	-	-	-	-	-	-
Annual Cash Incentive Award (1)	-	-	-	-	-	-	-

(1) Assumes that if the Named Officer is terminated on December 31, 2012, he was employed through the end of the incentive period.

(2) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(3) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(4) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based upon convincing evidence, that the Named Officer has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5) Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments.  As discussed above, Mr. Berman is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company.  Under the terms of his employment agreement (see “ - Employment Agreements”), Mr. Berman is not entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax.  Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.

(6) Under the terms of Mr. Berman’s employment agreement (see “- Employment Agreements”), if a change of control occurs and within two years thereafter Mr. Berman is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to 2.99 times his then current base amount as defined in the Code (which was $3,939,685 in 2012).

John J. (Jack) McGrath

	Upon Retirement	Quits For “Good Reason” (2)	Upon Death	Upon “Disability” (3)	Termination Without “Cause”	Termination For “Cause” (4)	Involuntary Termination In Connection with Change of Control(5)
Base Salary	$-	$1,230,000	$-	$-	$1,230,000	$-	$1,230,000	(6)
Restricted Stock - Performance-Based	-	-	-	-	-	-	-
Annual Cash Incentive Award (1)	-	-	-	-	-	-	-

(1) Assumes that if the Named Officer is terminated on December 31, 2012, they were employed through the end of the incentive period.

(2) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(3) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(4) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5) Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments.  As discussed above, Mr. McGrath is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company.  Under the terms of his employment agreement (see “ - Employment Agreements”), Mr. McGrath is not entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax.  Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.

(6)  Under the terms of Mr. McGrath’s employment agreement (see “ - Employment Agreements”), if a change of control occurs and within two years thereafter Mr. McGrath is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to the greater of two times his then current base salary or the payments due for the remainder of the term of his employment agreement.

 Joel M. Bennett

	Upon Retirement	Quits For “Good Reason” (2)	Upon Death	Upon “Disability” (3)	Termination Without “Cause”	Termination For “Cause” (4)	Involuntary Termination In Connection with Change of Control(5)
Base Salary	$-	$840,000	$-	$-	$840,000	$-	$840,000	(6)
Restricted Stock - Performance-Based	-	-	-	-	-	-	-
Annual Cash Incentive Award (1)	-	-	-	-	-	-	-

(1) Assumes that if the Named Officer is terminated on December 31, 2012, they were employed through the end of the incentive period.

(2) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(3) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

(4) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

 and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5) Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments.  As discussed above, Mr. Bennett is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company.  Under the terms of his employment agreement (see “ - Employment Agreements”), Mr. Bennett is not entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax.  Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.

(6) Under the terms of Mr. Bennett’s employment agreement (see “ - Employment Agreements”), if a change of control occurs and within two years thereafter Mr. Bennett is terminated without “Cause” or quits for “Good Reason”, then he has the right to receive a payment equal to the greater of two times his then current base salary or the payments due for the remainder of the term of his employment agreement.

Compensation of Directors

 Analogous to our executive compensation philosophy, it is our desire to similarly compensate our non-employee directors for their services in a way that will serve to attract and retain highly qualified members.  As changes in the securities laws require greater involvement by, and places additional burdens on, a company’s directors it becomes even more necessary to locate and retain highly qualified directors.  As such, after consulting with FWC, the Compensation Committee developed and the Board approved a structure for the compensation package of our non-employee directors so that the total compensation package of our non-employee directors would be at approximately the median total compensation package for non-employee directors in our peer group.

 In December 2009, our board of directors, after consulting with FWC, changed the compensation package  for non-employee directors as of January 1, 2010 by (i) increasing the annual cash stipend to $75,000, (ii) eliminating meeting fees for attendance at both board and committee meetings, (iii) increasing the annual fees paid to committee chairs and the members of the audit committee, (iv) decreasing by $25,000 the value of the annual grant of restricted shares of our common stock to $100,000 and (v) imposing minimum shareholding requirements.  Specifically, the chair of the audit committee receives an annual fee of $30,000, each member of the audit committee receives a $15,000 annual fee (including the chair), the chair of the compensation committee and the nominating and governance committee each receives an annual fee of $15,000 and each member of such committees (including the chair) receives an annual fee of $10,000.  Newly-elected non-employee directors will receive a portion of the foregoing annual consideration, pro-rated according to the portion of the year in which they serve in such capacity.

 In February 2010 our board determined the terms for the minimum shareholding requirements.  Pursuant to the new minimum shareholding requirements, each director will be required to hold shares with a value equal to at least two times the average annual cash stipend paid to the director during the prior two calendar years.  In determining the value of a director’s share holdings, each option, whether or not in the money, will count as ½ share.  To illustrate:  if a director wishes to sell shares in 2013, he will have to hold shares with a market value of at least $208,000 prior to and following any sale of shares calculated as of the date of the sale, such $208,000 minimum calculated by taking the average cash stipend of $104,000 paid during the prior two years ($110,000 in 2011 and $98,000 in 2012) multiplied by two.

The following table sets forth the compensation we paid to our non-employee directors for our fiscal year ended December 31, 2012:

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dan Almagor (4)	2012	147,500	98,234	(1)	—	—	—	—	245,734
Marvin W. Ellin (5)	2012	107,500	98,234	(1)	—	—	—	—	205,734
Robert E. Glick	2012	115,000	98,234	(1)	—	—	—	—	213,234
Michael G. Miller	2012	110,000	98,234	(1)	—	—	—	—	208,234
Murray L. Skala	2012	75,000	98,234	(1)	—	—	—	—	173,234
Peter F. Reilly	2012	40,822	40,822	(2)	—	—	—	—	81,644
Leigh Anne Brodsky (6)	2012	34,356	35,905	(3)	—	—	—	—	70,261
Rex H. Poulsen (7)	2012	—	—		—	—	—	—	—

(1) The value of the shares was determined by taking the product of (a) 6,962 shares of restricted stock multiplied by (b) $14.11, the last sales price of our common stock on December 30, 2012, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2013.

(2) The value of the shares was determined by taking the product of (a) 2,334 shares of restricted stock multiplied by (b) $17.49, the last sales price of our common stock on April 20, 2012, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2013.

(3) The value of the shares was determined by taking the product of (a) 1,918 shares of restricted stock multiplied by (b) $18.72, the last sales price of our common stock on May 7, 2012, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2013.

(4) Mr. Almagor resigned from the Board on December 26, 2012.

(5) Mr. Ellin has declined to be renominated at the 2013 annual meeting.

(6) Ms. Brodsky has declined to be renominated at the 2013 annual meeting.

(7) Mr. Poulsen was appointed on December 26, 2012 and did not receive any compensation in 2012.

Employment Agreements and Termination of Employment Arrangements

 In March 2003 we amended and restated our employment agreement with Mr. Berman and we entered into a new amended and restated agreement with Mr. Berman on November 11, 2010. On July 17, 2007 we entered into a new employment agreement with Joel Bennett which expired on December 31, 2009 and we entered into a new employment agreement with Mr. Bennett on October 31, 2011. We entered into an emended employment agreement with Mr. McGrath on August 23, 2011 when he became our Chief Operating Officer.

 Mr. Berman’s amended and restated 2003 employment agreement, which was effective until November 11, 2010, at which time it was superseded by his second amended and restated employment agreement, pursuant to which he served as our Co-Chief Executive Officer, President and Chief Operating Officer through March 31, 2010 when he became the sole Chief Executive Officer, provided for an annual base salary in 2010 of $1,150,000. Mr. Berman’s 2003 agreement was set to expire on December 31, 2010. His base salary under the 2003 agreement was subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For each fiscal year between 2007 through 2010, Mr. Berman’s bonus depended on our achieving certain earnings per share growth targets, with such earnings per share growth targets to be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Berman would receive an annual bonus of from 0% to up to 200% of his base salary. This bonus was paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Berman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective in 2003, and 120,000 shares were granted on each of January 1, 2004, 2005, 2006 and 2007 (or 480,000 shares in the aggregate). In each subsequent year of the employment agreement term, Mr. Berman received 120,000 shares of restricted stock. The grant of these shares was in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock was subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted from January 1, 2004 through January 1, 2008 was subject to a two-year vesting period, which may be accelerated to one year if we achieved certain earnings per share growth targets. Each tranche of restricted stock to be granted thereafter through January 1, 2010, was subject to a one-year vesting period.

 On November 11, 2010 we entered into a second amended and restated employment agreement with Stephen Berman, our President, Chief Executive Officer and Chief Operating Officer. This agreement extended the term of the 2003 agreement to December 31, 2015 from its current termination date of December 31, 2010. The new amended and restated agreement also provides, among other things, new provisions for (i) an annual salary of $1,140,000 in 2011 and annual increases thereafter at the discretion of the Board but no less than $25,000; (ii) an annual restricted stock award of $500,000 of our common stock commencing January 1, 2011, subject to vesting in equal installments through January 1, 2017, except that the vesting of each annual $500,000 award is conditioned on EPS (defined as our net income per share of our common stock, calculated on a fully diluted basis) for the fiscal year in which the shares are issued being equal to minimum EPS as follows: $1.41 for 2011, $1.45 for 2012, $1.49 for 2013, $1.54 for 2014, and $1.59 for 2015. If the minimum EPS vesting condition for the first tranche is not met, then the $500,000 grant lapses, but if the vesting condition is satisfied for the first tranche of the $500,000 grant, then each subsequent tranche of the $500,000 grant will vest; (iii) an annual performance bonus as follows: (x) 2010 bonus (previously established in March 2010) remains unchanged except that 20% of the bonus will be paid in restricted stock which will vest in six equal annual installments of 14.5% of the number of shares, the first on the date in 2011 that the bonus is determined to have been earned, and a seventh and final installment of 13% of the shares on January 1, 2017, and (y) for years commencing January 1, 2011, an amount equal to up to 200% of base salary, to be paid in stock and cash (20-40% in stock, in the percentages set forth on Exhibit E to the agreement), bonus criteria using “Adjusted” EPS growth (as defined in the agreement) to be determined by our Compensation Committee in the first quarter of each fiscal year, except that Adjusted EPS criteria (but not vesting) for 2011 shall range from $1.37 - $1.78 as stated in Exhibit D to the agreement, and shares will vest in equal annual installments commencing with the date the Bonus for a fiscal year is determined to have been earned and thereafter on January 1 in each subsequent year until the final installment on January 1, 2017, and (z) an additional bonus equal to 100% of base salary to be paid entirely in restricted stock; the criteria and vesting schedules to be determined by our Compensation Committee in the first fiscal quarter of each year, using criteria to be selected by such Committee which are in its discretion such as grown in net sales, return on invested capital, growth in free cash flow, total shareholder return (or any combination); (iv) restrictions on sale of our securities such that he cannot sell any shares of our common stock if his shares remaining after a sale are not equal to at least three times his then base salary; (v) life insurance in the amount of $1.5 million; (vi) severance if we terminate the agreement without cause (as defined in the agreement) or Mr. Berman terminates it for Good Reason (as defined in the agreement), in an amount equal to the base salary at termination date multiplied by the number of years and partial years remaining in the term; and (vii) restrictive covenants, change of control provisions and our ownership of certain intellectual property.

 On October 19, 2011, we clarified our employment agreement with Mr. Berman. The clarification corrects and clarifies certain cross references relating to Mr. Berman’s entitlement to severance upon a qualifying termination following a change of control (as defined in his employment agreement). It also clarifies that a material change in the nature and/or scope of the duties, obligations, rights or powers of his employment under the agreement would be deemed to include his ceasing to be the Chief Executive Officer and President of a publicly traded company (one of the standards for determining whether Mr. Berman has “good reason” to terminate his employment under his employment agreement), and further provides that Mr. Berman's post-change of control severance benefits shall be payable upon a qualifying termination of employment within a two year period following a change of control (the agreement originally provided for a one year period).

 On September 21, 2012, in connection with our entry into agreements dated September 10, 2012 with NantWorks LLC to form DreamPlay Toys LLC and DreamPlay LLC, all Delaware limited liability companies, we entered into Amendment Number One to Mr. Berman’s Second Amended and Restated Employment Agreement dated November 11, 2012 (as previously modified by the October 20, 2011 letter amendment); DreamPlay Toys LLC will develop, market and sell toys and consumer products incorporating NantWorks’ proprietary iD (iDream) image recognition technology and DreamPlay LLC’s business is the extension of such image recognition technology to non-toy consumer products and applications.

 The following description modifies and supersedes, to the extent inconsistent with, the disclosure in the preceding paragraphs. The term of Mr. Berman’s employment agreement has been extended to December 31, 2018 and provides (i) that commencing on January 1, 2013 the amount of the annual restricted stock award shall increase to up to $3.5M, with the vesting of each annual grant to be determined by the Compensation Committee based upon performance criteria it establishes during the first quarter of the year of grant; (ii) commencing with 2013 Mr. Berman can earn an annual performance bonus described below. Part of the annual performance bonus in an amount not exceeding 300% of that year’s base salary can be earned based upon financial and non-financial factors determined annually by the Compensation Committee during the first quarter of each year. The other part of the additional annual performance bonus can be earned in an amount equal to one-half of the cash distributions we receive from DreamPlay LLC, subject to satisfaction of the following three conditions: (1) we have positive net income after deducting the aggregate annual performance bonus, (2) the aggregate annual performance bonus cannot exceed 2.9% of our net income for such year except that if our net income exceeds $385,000 for the year the percentage limitation shall be reduced to 1% and if our net income for the year exceeds $770,000 the percentage limitation is reduced to 0.5% and (3) we have received an aggregate of at least $15 million of net income from DreamPlay Toys LLC and DreamPlay LLC. The amendment also provides (i) that the portion of the annual performance bonus up to amount equal to 200% of that year’s base salary shall be paid in cash, and any excess over 200% of such base salary shall be paid in shares of restricted stock vesting in equal quarterly installments with the initial installment vesting upon grant and the balance over three years following the award date; (ii) for a life insurance policy of $5 million or such lesser amount we can obtain for an annual premium of up to $10,000; (iii) for the reimbursement of legal fees in negotiating this amendment of up to $25,000, (iv) that the full amount of the payments and benefits payable in the event of a Change in Control (as defined in the employment agreement) shall be paid, even if it triggers an excise tax imposed by the tax code if the net after-tax amount would still be greater than reducing the total payments and benefits to avoid such excise tax, and (vi) the term “Good Reason Event” has been expanded to include a change in the composition of our board of directors where the majority of the directors were not in office on September 15, 2012.

 On August 23, 2011 we entered into an amended employment agreement with John J. (Jack) McGrath whereby he became our Chief Operating Officer. The amended employment agreement, which runs through December 31, 2013, provides for an annual salary of $600,000; an annual increase over the prior year’s base salary of at least $15,000; an annual award of $75,000 of restricted stock, subject to vesting in equal installments over three years, provided, however, that the initial vesting of the first installment of each year’s award is conditioned on “Adjusted” EPS (as defined in the amended agreement) for the fiscal year in which the shares are issued being equal to minimum “Adjusted” EPS as follows: 2011 vesting condition: greater of $1.41 or 3% higher than 2010 “Adjusted” EPS; 2012 vesting: greater of $1.45 or 3% higher than 2011“Adjusted” EPS; and 2013 vesting condition: greater of $1.49 or 3% higher than “Adjusted” 2012 EPS. The amended agreement also provides for an annual bonus opportunity of up to 125% of salary payable 50% in cash and 50% in restricted stock (with a four year vesting) based upon “Adjusted” EPS growth. Bonus targets for 2011 range from $1.37 -$1.78. The bonus targets for 2012 and 2013 will be set by the Compensation Committee.

On May 15, 2013, we entered a Second Amendment to Mr. John a/k/a Jack McGrath’s Employment Agreement dated March 4, 2010 (effective January 1, 2010), as previously amended on August 23, 2011. Mr. McGrath’s employment agreement has been amended as follows: (i) the term has been extended by two years to December 31, 2015; (ii) it provides for two annual grants of $75,000 worth of restricted shares of common stock of the Company (A) the first such grant to be made on January 1, 2014, which grant shall vest in three annual equal installments as set forth on Exhibit B to the amendment, provided that Adjusted EPS (as defined in the employment agreement) for the 2014 fiscal year is equal to the greater of $1.05 or an amount that is 3% higher than the actual Adjusted EPS for the 2014 fiscal year; (B) the second grant to be made on January 1, 2015, which grant shall vest in two annual equal installments as set forth on Exhibit B to the amendment, provided that Adjusted EPS for the 2015 fiscal year is equal to the greater of $2.10 or an amount that is 3% higher than the actual Adjusted EPS for the 2015 fiscal year; and (iii) in each of 2014 and 2015 Mr. McGrath can earn an annual performance bonus of up to 125% of his then base salary based upon such financial (e.g., growth in EPS, return on equity, growth in the Common Stock price) and non-financial (e.g., organic growth, personnel development) factors determined annually by the Compensation Committee of the Board of Directors during the first quarter of the relevant calendar year for which the annual performance bonus criteria are being established; one-half of such bonus shall be paid in cash, and one-half in shares of restricted common stock, which shall vest in two equal annual installments, the first installment of which shall vest on the Annual Performance Bonus Award Date (as defined in the employment agreement) and thereafter on January 1 in each subsequent year until the final vesting date on January 1, 2017.

On July 17, 2007, we entered into a new employment agreement with Mr. Bennett that expired on December 31, 2009, pursuant to which he received (i) a base salary of $400,000 per year; (ii) an annual discretionary bonus of up to 50% of his annual base salary, determined by the Compensation Committee or the Board of Directors; (iii) a $1,000 per month car allowance; and (iv) a one-time grant of 15,000 shares of restricted stock, vesting over three years in equal annual installments of 5,000 shares on December 31, 2007, 2008 and 2009, provided he remains employed by us on each vesting date. Mr. Bennett has been working since January 1, 2010 without a contract. Mr. Bennett’s salary for 2010, as determined by our compensation committee was $420,000. In February 2011, our board of directors awarded Mr. Bennett a $100,000 cash bonus for his performance in 2010.

 On October 21, 2011, we entered into an employment agreement with Joel M. Bennett, the Company’s Executive Vice President and Chief Financial Officer, with a term ending on December 31, 2013. Pursuant to the new agreement, Mr. Bennett is entitled to an annual base salary of $420,000, to be increased annually by at least $15,000 over the prior year’s base salary, and will be eligible at the discretion of the Compensation Committee to receive bonuses or other compensation in the form of cash or equity-based awards upon the achievement of performance goals determined by the Board or the Compensation Committee. In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason,” in each case other than within two years following a “change in control” (each as defined in the agreement), Mr. Bennett would be entitled to receive, in addition to accrued benefits, cash severance equal to the amount of base salary payable for the remainder of his term and continuation of his medical, hospitalization and dental insurance through the remainder of his term. In the event of Mr. Bennett’s termination of employment by the Company without “cause” or by Mr. Bennett for “good reason” within two years following a “change of control,” Mr. Bennett would be entitled to receive, in addition to accrued benefits, severance equal to the higher of two times his annual base salary and his base salary payable for the remainder of his term.

 The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed herein in their entirety as exhibits or are otherwise incorporated herein by reference.

 On October 19, 2011, our Board of Directors approved the material terms of and adoption of our Company’s Change in Control Severance Plan (the “Severance Plan”), which applies to certain of our key employees. None of our named executive officers participate in the Severance Plan. The Severance Plan provides that if, within the two year period immediately following the “change in control” date (as defined in the Severance Plan), a participant has a qualifying termination of employment, the participant will be entitled to severance equal to a multiple of monthly base salary, which multiple is the greater of (i) the number of months remaining in the participant’s term of employment under his or her employment agreement and (ii) a number ranging between 12 and 18; accelerated vesting of all unvested equity awards; and continued health care coverage for the number of months equal to the multiple used to determine the severance payment.

Employee Benefits Plan

 We sponsor for our U.S. employees (including the Named Officers), a defined contribution plan under Section 401(k) of the Internal Revenue Code.  The Plan provided that employees may defer up to 50% of their annual compensation subject to annual dollar limitations, and that we will make a matching contribution equal to 100% of each employee’s deferral, up to 5% of the employee’s annual compensation. The Company suspended its matching contribution effective January 1, 2010 and restarted the matching contribution effective January 1, 2011.  Company matching contributions, which vest immediately, totaled nil, $2.1 million, and $2.7 million for 2010, 2011 and 2012, respectively.

Compensation Committee Interlocks and Insider Participation

 None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 2)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of BDO USA, LLP as our principal independent auditors for the fiscal year ending December 31, 2013, subject to ratification by the stockholders. BDO USA, LLP replaced PKF, Certified Public Accountants, A Professional Corporation (“PKF”), as our independent auditors in June 2006. PKF had served as our independent auditors since our inception in 1995.

If the appointment of BDO USA, LLP is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

Fees

 Before our principal accountant is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee.

 The following are the fees of BDO USA, LLP, our principal accountant, for the two years ended December 31, 2012, for services rendered in connection with the audit for those respective years (all of which have been pre-approved by the Audit Committee):

	2011	2012
Audit Fees	$1,282,563	$1,068,975
Audit Related Fees	$22,513	$29,284
Tax Fees	$—	$—
All Other Fees	$—	$—
	$1,305,076	$1,098,259

 Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

 Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. These fees primarily relate to statutory audit requirements and audits of employee benefit plans.

 Tax Fees consist of the aggregate fees billed for professional services rendered for tax consulting. Included in such Tax Fees were fees for consultancy, review, and advice related to our income tax provision and the appropriate presentation on our financial statements of the income tax related accounts.

 All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

 Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a filing.

Management is responsible for our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management's conduct of the financial reporting process and our system of internal control over financial reporting.

The Audit Committee has reviewed and discussed with both management and our independent registered public accounting firm all annual financial statements prior to their issuance. In connection with these reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Public Company Accounting Oversight Board auditing standard AU 380, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm matters relating to such firm's independence, including a review of audit and non-audit fees and the written disclosures and letter from BDO USA, LLP to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees).

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to our Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the period ended December 31, 2012 for filing with the SEC.

Members of the Audit Committee

Rex Poulsen (Chairman), Michael Miller, Peter F. Reilly and Marvin W. Ellin

ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION

(Proposal No. 3)

Our stockholders are being provided the opportunity to cast a non-binding, advisory vote (commonly known as a "say on pay") on the compensation of the executive officers named in the "Summary Compensation Table" above (collectively, the "named executive officers"). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement, through consideration of the following non-binding advisory resolution:

"Resolved, that the stockholders advise that they approve the compensation of the Company's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion."

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with shareholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance. Please see the “Compensation Discussion and Analysis” and the compensation tables and related narrative discussion relating to compensation paid to our named executive officers.

RATIFICATION AND APPROVAL OF THE 2013 AMENDMENT

TO OUR 2002 STOCK AWARD AND INCENTIVE PLAN

(Proposal No. 4)

On October 11, 2013, our Board of Directors unanimously adopted an amendment (the “2013 Amendment”) to our 2002 Stock Award and Incentive Plan (the “2002 Plan”) which, if approved by our stockholders, would increase the number of shares of our common stock available under the 2002 Plan to 7,925,000 shares from the 6,525,000 shares currently provided for under the 2002 Plan, an increase of 1,400,000 shares. The full text of the 2013 Amendment is presented in Appendix A to this proxy statement. Our Board of Directors believes that the 2002 Plan continues to provide an important mechanism enabling the Company to attract, retain and motivate employees. Our Board of Directors has determined that it would be appropriate to increase the number of shares available for issuance upon the grant of awards under the 2002 Plan to 7,925,000 shares in order to allow for additional grants of incentive awards.

All of our employees (including our executive officers) and our non-employee directors are eligible to receive awards under the 2002 Plan and our Board of Directors grants awards under the 2002 Plan to our employees from time to time. Pursuant to the terms of their employment agreements, in 2012, we were obligated to issue 35,345 shares to Mr. Berman, our CEO, and in 2013 we were obligated to issue 279,553 and 5,990 shares to each of Messrs. Berman and McGrath, our CEO and COO, respectively. The shares issued in 2012 did not vest and were forfeited. We currently also issue stock, on an annual basis, worth $100,000, to each of our non-employee directors, as compensation. In 2012 this amounted to an aggregate of 39,062 shares and in 2013 to an aggregate of 54,227 shares. At a price of $5.00 per share this would result in the issuance in January 2014 of an aggregate of 100,000 shares to our anticipated five non-employee directors. Other than the awards to Messrs. Berman and McGrath mandated by their employment agreements, our Board of Directors has complete discretion on the issuance of any awards under the 2002 Plan. While we currently compensate our non-employee directors as described above, this policy is subject to change from time-to-time at the Board’s discretion. Even if the current Board compensation policy remains unchanged, since the compensation is tied to the market price of our stock, we cannot predict how many shares we will issue to each director in any given year.

The 2013 Amendment will not become effective unless it is ratified and approved by the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Regardless of whether the shareholders authorize the 2013 Amendment, we expect to have sufficient shares available in the plan to issue in 2014 to Messrs. Berman and McGrath pursuant to the terms of their employment agreements and to our non-employee directors.

New Plan Benefits

The following table shows the number of shares of our common stock that we expect to grant under the 2002 Plan during 2014.

2002 STOCK AWARD AND INCENTIVE PLAN

Name and Current Position	Number of Shares		Dollar Value
Stephen G. Berman, CEO, President, Secretary	709,939	(1)	$3,500,000	(1)
John J. (Jack) McGrath, COO	152,130	(1)	$75,000	(1)
Executive Group	862,069	(1)	$3,575,000	(1)
Non-Executive Director Group	101,420	(2)	$500,000	(2)
Non-Executive Officer Employee Group		(3)		$(3)

(1)	The shares issued to the Executive Group (i.e., Messrs. Berman and McGrath) will be issued pursuant to the terms of their respective employment agreements which mandate the issuance of $3.5 million worth of shares and $75,000 worth of shares, respectively, for 2014. The dollar value of the shares will fluctuate based on the market price of our common stock. For purposes of this disclosure, we have calculated the dollar value by multiplying the closing price of our common stock on October 28, 2013 ($4.93) by the number of shares to be granted.

(2)	The shares issued to the Non-Executive Director Group (currently comprised of our seven non-employee directors, but expected to be reduced to five for 2014) assumes that we will maintain during 2014, our current policy of compensating each of our non-employee directors annually with $100,000 worth of our common stock. Based on that assumption the number of shares that may be awarded to our non-employee directors will fluctuate based on the market price of our common stock. For purposes of this disclosure also, we have calculated the number of shares that may be awarded based on the closing price of our common stock on October 21, 2013 ($4.93).

(3)	Awards under the 2002 Plan to all other employees is solely within the discretion of our Board of Directors and cannot be determined at this time.

Equity Compensation Plan Information

 The table below sets forth the following information as of the year ended December 31, 2012 for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders, if any:

(a)  the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)  the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)  other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued upon release of restricted stock, Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a & b)) (c)
Equity compensation plans approved by security holders	134,644	$19.82	803,976
Equity compensation plans not approved by security holders	―	―	—
Total	134,644	$19.82	803,976

Equity compensation plans approved by our stockholders consists of the 2002 Stock Award and Incentive Plan. Additionally, 95,315 shares of restricted stock awards remained unvested as of December 31, 2012.

BOARD RECOMMENDATION

The Board of Directors believes that the approval of the foregoing proposals is in the best interests of our Company and its stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

STOCKHOLDER PROPOSAL FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

(Proposal No. 5)

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, the Board has determined to make no voting recommendation to stockholders regarding this proposal. Anne Sheehan, California State Teachers' Retirement System, 100 Waterfront Place MS-04 West Sacramento, CA 95605 (“CALSTRS”), the beneficial owner of no less than 55,748 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting. The Company has agreed to waive the formal requirement that a representative of CALSTRS attend the annual meeting to present the proposal, provided CALSTRS confirms to the Company, immediately prior to the annual meeting, that it continues to hold the statutory mandated number of shares of the Company’s common stock.

BE IT RESOLVED:

That the shareholders of JAKKS Pacific, Inc., hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company's current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company's current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because "withheld" votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation's leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder's role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors' accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

BOARD RECOMMENDATION

The Company's Board of Directors has considered the proposal set forth above relating to majority voting for director elections, and has determined to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders. The Board recognizes that there are valid arguments in favor of, and in opposition to, majority voting. The Board wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the Board might make.

Supporters of plurality voting contend, among other things, that plurality voting is the default standard for director elections under Delaware law, that adopting a majority voting standard would unnecessarily complicate director elections, and that adoption of majority voting could lead to unintended consequences such as no directors being elected, the Company not being in compliance with applicable NASDAQ or SEC rules regarding independent directors or the potential loss of a person whose service the Board believes would make a valuable contribution to the Board's oversight of the Company's business and affairs. Supporters of a majority voting standard often make arguments such as those set forth above in the proponent's supporting statement.

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Such approval would not, by itself, implement majority voting. In order to implement majority voting, the Company's bylaws would need to be amended. If stockholders approve the proposal at this year's Annual Meeting, the Board intends to adopt or present, for a vote of stockholders at next year's Annual Meeting, an amendment to the Bylaws that would implement majority voting in director elections.

If stockholders return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions. However, since approval of the proposal requires a majority of the shares present in person or by proxy and entitled to vote on the matter, abstentions will have the same effect as a vote against the proposal.

For the foregoing reasons, the Board has unanimously determined not to take a position on the stockholder proposal and make any recommendation, for or against this proposal.

STOCKHOLDERS PROPOSALS FOR 2014 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2013 at our principal executive offices on or before July 6, 2014. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before September 10, 2014. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and financial statement schedules. Anyone requesting such document shall submit the request in writing to: JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, CA 90265, Attn.: Joel Bennett, Chief Financial Officer.

By Order of the Board of Directors,

Stephen G. Berman,

Secretary

October 25, 2013

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL

ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO

ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR

SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Charter of the

Compensation Committee

of the Board of Directors

of JAKKS Pacific, Inc.

Adopted: September 9, 2005

The Board of Directors of JAKKS Pacific, Inc. (the “Corporation”; “Company” refers to the Corporation and its consolidated subsidiaries) has adopted this charter for its Compensation Committee (the “Committee”). This charter is intended to supplement the provisions in the Corporation’s By-laws pertaining to the Committee.

Composition Number and Qualifications. The Committee shall have at least two members. Each Director who serves on the Committee must be affirmatively determined by the Corporation’s Board of Directors to meet the requirements established by the Corporation’s By-laws, as well as Nasdaq (or the market upon which the Corporation’s securities are then traded), to be considered an “independent” member of the Board. In addition, the Committee members shall also satisfy the relevant requirements established pursuant to regulations under Section 16(b) of the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986.

Appointment. The Board of Directors shall elect the chairman and other members of the Committee on an annual basis, generally at the first meeting of the Board of Directors following the Corporation’s annual stockholders meeting.

Removal. The Board of Directors may, pursuant to the By-laws, remove a member of the Committee, or replace the chairman, provided that the Board must, at all times, assure that the Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Committee members.

Purpose and Responsibilities

Consistent with the Corporation’s By-laws, the Committee shall have the following purpose and responsibilities:

Compensation of Executives and Other Employees and Non-Employee Directors

•	General Policy & Annual Review. The Committee shall be responsible for setting the Corporation’s general policy, in consultation with management, regarding compensation and for reviewing, no less than annually, the compensation provided to the Corporation’s Chief Executive Officer and such other senior executives and other employees of the Company as the Committee or the Board of Directors may, from time to time, determine should be subject to the Committee’s direct purview. The Committee shall also be responsible for establishing and reviewing the compensation and benefits given to the Corporation’s non-employee directors.

•	Responsibility for Determining Compensation. The Committee shall be responsible for determining the compensation (including salary, bonus, equity-based grants, and any other long-term cash or equity-based compensation) for the Corporation’s Chief Executive Officer and for other senior executives or employees as are subject to the Committee’s direct purview (subject to the terms of any existing employment or other existing compensation agreements between the Corporation and any such executive) and the Corporation’s non-employee directors.

•	Process for Determining Compensation. In determining compensation for the CEO and such other senior executives and employees, the Committee shall consider, among other factors: the Company’s overall performance, shareholder return, the achievement of specific performance objectives that the Committee shall establish on an annual basis, compensation previously provided to such executives and other employees, and the value of compensation provided to individuals in similar positions at comparable companies. The Committee may also consult with other Directors and management as it sees fit.

•	Compensation Disclosure. The Committee may exercise oversight of the Corporation’s disclosures regarding executive and employee and non-employee director compensation, including approving a report on executive compensation to be included in the Corporation’s annual proxy statement.

•	Benefits. The Committee shall review at least annually the benefits provided to the CEO and such other senior executives and employees (other than salary, bonus, equity-based grants, and any other long-term cash or equity-based compensation considered by the Committee in determining compensation to such officers, as provided above).

Other Compensation and Benefit Matters

•	General Oversight. The Committee shall generally oversee the Company’s overall compensation structure and benefit plans. The Committee shall also, as it deems appropriate, review and recommend compensation and benefit plans for Board approval.

•	Incentive Compensation. The Committee shall administer the Corporation’s executive bonus and equity-based incentive plans to the extent delegated by the Board or as provided in such plans.

•	Regulatory Oversight. The Committee shall have the authority to oversee the Company’s response to the enactment of any Federal or state statutes, laws, rules, regulations or other governmental or administrative acts affecting compensation.

Committee Operations

Meeting Schedule. The Committee shall approve its schedule of meetings and shall meet at least one time per fiscal year. The Committee may also hold additional meetings at the direction of the Committee Chairman or at the request of any other Committee member. The Committee may meet in person or by telephone conference call, and may act by unanimous written consent.

Attendance at Meetings. Members of management shall be invited to attend the meeting at the discretion of the Committee Chairman. All outside Directors who are not Committee members may, at their discretion, attend Committee meetings, provided that: (i) the Committee shall meet without such other Directors during executive session, (ii) the Committee Chairman may ask non-Committee members to leave the meeting at any time, and (iii) such non-Committee members may not vote on any actions considered by the Committee.

Executive Sessions. The Committee shall hold an executive session at each regularly scheduled meeting. During at least some portion of each executive session, no non-Committee member or member of management shall be present.

Voting. A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote and actions at meetings may be approved by a majority of the members present.

Delegation. Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals.

Committee Resources

To assist the Committee in fulfilling its responsibilities, (i) each Committee member shall have full access to any member of management and (ii) the Committee may retain independent consultants, counsel, and other advisors. The Committee will have sole authority and responsibility for hiring, approving the fees and retention terms for, and terminating the services of, such advisors. The Corporation will bear the expense of such advisors.